EXHIBIT 4.1


                                 PROMISSORY NOTE


$250,000.00                                               Minneapolis, Minnesota
                                                               February 26, 1999


      FOR VALUE RECEIVED, effective this 26th day of February, 1999, the undersigned, U-Ship, Inc., a Utah corporation, ("BORROWER"), hereby agrees and promises to pay to the order of _____________ ("HOLDER") at such place as Holder may from time to time designate, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00) upon such terms and conditions as are set forth below.

      This Note shall not bear interest. In lieu of interest on the unpaid principal balance hereunder, the Company shall grant to the Holder a warrant to purchase (a) 3,850 shares of Common Stock of the Company $.004 par value per share (the "Common Stock") at an exercise price of $3.25 per share, and (b) 11,150 shares of Common Stock at an exercise price of $3.75 per share, all pursuant to that certain Note Agreement between Borrower and Holder dated as of the date hereof (the "Note Agreement").

      The principal amount of this Note shall be due and payable in full no later than the earlier to occur of (a) one hundred eighty (180) days from and after the date of issuance of the Note, or (b) written demand for repayment under paragraph 3 of the Note Agreement (in either case, the "Maturity Date").

      The outstanding principal balance evidenced by this Note may be prepaid in full or in part at any time, without premium or penalty of any kind.

      This Note is given pursuant to the terms and provisions of that certain Note Agreement between the parties dated the date hereof.

      It is agreed that time is of the essence in the performance of this Note.

      The occurrence of any of the following shall be deemed an "Event of Default" under this Note:

      (1) the Company defaults in the payment of the principal of this Note when the same becomes due and payable at the Maturity Date, upon redemption or otherwise;

      (2) a court of competent jurisdiction enters a final judgment for the payment of money in excess of $500,000 against the Company or any subsidiary and such judgment remains undischarged for a period (during which execution shall not be effectively stayed) of 30 days;


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      (3)   the Company pursuant to or within the meaning of any Bankruptcy Law:

            (a)   commences a voluntary case,

            (b) consents to the entry of an order for relief against it in an involuntary case,

            (c) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

            (d)   makes a general assignment for the benefit of its creditors,

      (4) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

            (a) is for relief against the Company or any material subsidiary in an involuntary case,

            (b) appoints a Custodian of the Company or any material subsidiary or for all or substantially all of its property, or

            (c) orders the liquidation of the Company or any material subsidiary, and the order or decree remains unstayed and in effect for 60 days.

      The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State Law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

      Upon the occurrence of an Event of Default, Holder shall have the right and option to declare, upon 10 days' prior written notice to Borrower, all remaining unpaid principal and other amounts due under this Note to be immediately due and payable. Holder may exercise this option to accelerate at any time after the occurrence of any Event of Default, regardless of any forbearance by Holder. The remedies of Holder, as provided herein and in the Note Agreement shall be cumulative and concurrent and may be pursued singularly, successively, or together at the discretion of Holder and may be exercised as often as the occasion therefor shall arise.

      Upon the occurrence of an Event of Default as described above, Borrower shall pay Holder all expenses and costs of collection, or any other action taken as a result thereof, including, but not limited to, attorney's fees and costs, whether or not suit or other formal action has been commenced.

      Borrower waives presentment for payment, protest and notice of non-payment and dishonor or any other notice otherwise provided by law.

      No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other remedy under this Note. A waiver of any one occasion or occasions shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.


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      Other than pursuant to registration under federal and any applicable state securities laws or an exemption from such registration, the availability of which the Company shall determine in its sole discretion, this Note may not be transferred, sold or otherwise disposed of unless the Company has received from the transferee hereof such representations and agreements as the Company shall determine in its sole discretion may be necessary to permit such transfer. The Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this Note of the Holder's intention to do so, describing the manner of any proposed transfer. Within thirty (30) days after receiving such written notice, the Company shall notify the Holder as to whether such transfer may be effected and of the conditions to any such transfer.

      All demands and notices to be given hereunder shall be delivered or sent by certified mail, return receipt requested; in the case of the Company, addressed to its corporate headquarters, 5583 West 78th Street, Edina, Minnesota 55439, and in the case of the Holder, addressed to the address written above, in either case, until a new address shall have been substituted by like notice.

      IN WITNESS WHEREOF, the Company has caused this Note to be executed on its behalf by its duly authorized officer; on the day and year first above written.


                                       U-SHIP, INC.


                                       By:
                                          --------------------------------------
                                             Peter C. Lytle
                                             Chief Executive Officer


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER APPLICABLE STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY WHOSE AUTHORIZED OFFICER HAS SIGNED THIS NOTE ABOVE.


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